Exhibit 10.4

TERMINALLING SERVICES AGREEMENT – MARTINEZ

This Terminalling Services Agreement – Martinez (the “Agreement”) is dated as of July 1, 2014, by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“Customer”), and Tesoro Logistics Operations LLC, a Delaware limited liability company (“TLO”), and for purposes of Section 33(a) only, Tesoro Logistics GP, LLC, a Delaware limited liability company (“General Partner”), and Tesoro Logistics LP, a Delaware limited partnership (“Partnership”).

RECITALS

WHEREAS, on the date hereof, Tesoro Corporation, a Delaware corporation (“Tesoro”), Customer and Tesoro Alaska Company LLC, a Delaware limited liability company (“TAC”), will contribute certain assets to the General Partner, the General Partner will contribute those assets to the Partnership, and the Partnership will contribute those assets to TLO, all on the terms and conditions set forth in that certain Contribution, Conveyance and Assumption Agreement dated June 23, 2014 by and among Tesoro, Customer, TAC, the Partnership, the General Partner, TLO (the “Contribution Agreement”);

WHEREAS, by virtue of its indirect ownership interests in the Partnership, Customer has an economic interest in the financial and commercial success of the Partnership and its operating subsidiary, TLO; and

WHEREAS, Customer and TLO desire to enter into this Agreement to memorialize the terms of their commercial relationship related to the subject matter hereof.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:

1.	DEFINITIONS

Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.

“Additized Gasoline” has the meaning set forth in Section 7(b).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Services” has the meaning set forth in Section 3(c).

“API” means American Petroleum Institute.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“ASTM” means ASTM International, formerly known as the American Society for Testing and Materials.

“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.

“Base Gasoline” has the meaning set forth in Section 7(b).

“Biodiesel” has the meaning set forth in Section 8(a).

“Biodiesel Facilities” has the meaning set forth in Section 8(a).

“Blending Instructions” has the meaning set forth in Section 9(c).

“bpd” means Barrels per day.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Capacity Resolution” has the meaning set forth in Section 28(c).

“Carrier” means a third-party agent or contractor hired by Customer, who is in the business of transporting Products via tank trucks.

“Clean Products” means gasoline, diesel, biodiesel, ethanol and jet fuels.

“Clean Products Reserved Capacity” means an aggregate volume of Barrels of Clean Products per Month throughput across the Terminal through truck rack, as set forth on Exhibit 2 hereto; provided however, that the Clean Products Reserved Capacity during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days including and following the Commencement Date in such Month to the total number of days in such Month.

“Commencement Date” has the meaning set forth in Section 2.

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Customer” has the meaning set forth in the Preamble.

“Customer Group” has the meaning set forth in Section 23(a).

“Customer Termination Notice” has the meaning set forth in Section 27(b).

“DCA” has the meaning set forth in Section 7(b).

“Dedicated Tanks” has the meaning set forth in Section 5(a).

“Diesel Additive Facilities” has the meaning set forth in Section 7(c).

“EPA” has the meaning set forth in Section 7(b).

“Ethanol Services” has the meaning set forth in Section 9(a).

“Excess Amount” has the meaning set forth in Section 4(b).

“Extension Period” has the meaning set forth in Section 2.

“Force Majeure” means events or circumstances, whether foreseeable or not, not reasonably within the control of TLO and which, by the exercise of due diligence, TLO is unable to prevent or overcome, that prevent performance of TLO’s obligations, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, equipment, storage tanks or lines of pipe, and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.

“Force Majeure Notice” has the meaning set forth in Section 27(a).

“Force Majeure Period” has the meaning set forth in Section 27(a).

“General Partner” has the meaning set forth in the Preamble.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Initial Term” has the meaning set forth in Section 2.

“LAC” has the meaning set forth in Section 7(b).

“Light Ends” means propanes, butanes and pentanes.

“Light Ends Reserved Capacity” means an aggregate volume of Barrels of Light Ends per Month throughput across the Terminal through truck rack, as set forth on Exhibit 2 hereto; provided however, that the Light Ends Reserved Capacity during the Month in which the

Commencement Date occurs shall be prorated in accordance with the ratio of the number of days including and following the Commencement Date in such Month to the total number of days in such Month.

“Minimum Clean Products Commitment” means an aggregate volume of Barrels of Clean Products per Month throughput across the Terminal through truck rack, as set forth on Exhibit 2 hereto; provided however, that the Minimum Products Commitment during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days including and following the Commencement Date in such Month to the total number of days in such Month.

“Minimum Light Ends Commitment” means an aggregate volume of Barrels of Light Ends per Month throughput across the Terminal through truck rack, as set forth on Exhibit 2 hereto; provided however, that the Minimum Light Ends Commitment during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days including and following the Commencement Date in such Month to the total number of days in such Month.

“Minimum Rail Commitment” means an aggregate volume of Barrels of Light Ends per Month throughput across the Terminal by loading and unloading railcars, as set forth on Exhibit 2 hereto; provided however, that the Minimum Rail Commitment during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days including and following the Commencement Date in such Month to the total number of days in such Month.

“Minimum Throughput Commitments” means the Minimum Rail Commitment, the Minimum Clean Products Commitment and the Minimum Light Ends Commitment, and “Minimum Throughput Commitment” means any one of them.

“Month” means a calendar month.

“Operating Capacity” means the effective storage capacity of a tank, taking into account accepted engineering principles, industry standards, API guidelines and Applicable Law, only as to Products that each tank is capable of storing, within the requirements of applicable permit requirements and under actual conditions as they may exist at any time. The Operating Capacity of each tank is listed on the applicable Terminal Service Order as of the date of such Terminal Service Order.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Change of Control” means Tesoro ceases to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the General Partner of the Partnership, whether through ownership of voting securities, by contract, or otherwise.

“Partnership Group” has the meaning set forth in Section 23(b).

“Party” or “Parties” means that each of Customer and TLO is a “Party” and collectively are the “Parties” to this Agreement.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Product” or “Products” means the Light Ends and Clean Products described herein as being handled under this Agreement.

“Rail Reserved Capacity” means an aggregate volume of Barrels of Light Ends per Month throughput across the Terminal by loading and unloading railcars, as set forth on Exhibit 2 hereto; provided however, that the Rail Reserved Capacity during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days including and following the Commencement Date in such Month to the total number of days in such Month.

“Receiving Party Personnel” has the meaning set forth in Section 35(d).

“Red Dye” has the meaning set forth in Section 7(d).

“Refinery” means Customer’s refining facilities located at Martinez, California.

“Replacement Customer” has the meaning set forth in Section 32.

“Reserved Capacities” means the Rail Reserved Capacity, the Light Ends Reserved Capacity and the Clean Products Reserved Capacity, and “Reserved Capacity” means any one of them.

“Restoration” has the meaning set forth in Section 28(b).

“Shell Capacity” means the gross storage capacity of a tank for each respective Product, based upon its dimensions, as set forth in an applicable Terminal Service Order.

“Shortfall Payment” has the meaning set forth in Section 4(d).

“Storage First Offer Period” has the meaning set forth in Section 31.

“Storage Right of First Refusal” has the meaning set forth in Section 31.

“Storage Services Fee” has the meaning set forth in Section 5(a).

“Surcharge” has the meaning set forth in Section 11(a).

“TAC” has the meaning set forth in the Recitals.

“Tank Heels” consist of the minimum quantity of Product which either (a) must remain in a tank during all periods when the tank is available for service to keep the tank in regulatory compliance or (b) is necessary for physical operation of the tank.

“Term” has the meaning set forth in Section 2.

“Terminal” means TLO’s Martinez Terminal adjacent to the Refinery, consisting of a three-lane truck rack for the terminalling of Clean Products, and a two-lane truck terminal and a rail loading and unloading facility for the terminalling of Light Ends.

“Terminal Service Order” has the meaning set forth in Section 13(a).

“Terminalling Equipment” has the meaning set forth in Section 4(c).

“Terminalling First Offer Period” has the meaning set forth in Section 30(b).

“Terminalling Right of First Refusal” has the meaning set forth in Section 30(b).

“Terminalling Service Fee” means for any Month during the Term, the total fee per Barrel of throughput paid by Customer during that Month for terminalling and Ancillary Services at the Terminal, but excluding the Storage Services Fee, as set forth on a Terminal Service Order.

“Termination Notice” has the meaning set forth in Section 27(a).

“Tesoro” has the meaning set forth in the Recitals.

“Third Amended and Restated Omnibus Agreement” means that certain Third Amended and Restated Omnibus Agreement, entered into concurrently herewith, among Tesoro, Customer, Tesoro Companies, Inc., TAC, the General Partner and the Partnership, as such agreement may be amended, supplemented or restated from time to time.

“Throughput Right of First Refusal” has the meaning set forth in Section 28(e).

“TLO” has the meaning set forth in the Preamble.

“Transmix” has the meaning set forth in Section 6.

“ULSD” means ultra-low sulfur diesel.

2.	TERM

The initial term of this Agreement shall commence on the date hereof (the “Commencement Date”) and shall continue through July 1, 2024 (the “Initial Term”); provided, however, that Customer may, at its option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to TLO no less than three hundred sixty-five (365) calendar days prior to the end of the Initial Term or the then-current Extension Period. The Initial Term, and any Extension Period, shall be referred to herein as the “Term.”

3.	SERVICES

During the Term and subject to the terms and conditions of this Agreement and any Terminal Service Order, TLO shall make available to Customer the following services:

(a) Commingled storage and throughput capacity pursuant to Section 4 below;

(b) Dedicated storage pursuant to Section 5 below;

(c) Railcar loading, unloading and switching services as set forth on a Terminal Service Order; and

(d) The services pursuant to Sections 6-9 below, other additization services as set forth on a Terminal Service Order and any and other services pursuant to a Terminal Service Order (collectively, the “Ancillary Services”).

4.	THROUGHPUT

(a) Throughput Commitment and Terminalling Service Fee. Customer shall deliver and/or pay for the Minimum Throughput Commitments at the Terminal, and TLO shall make available to Customer at all times commingled storage and throughput capacity at the Terminal sufficient to allow Customer to throughput the Reserved Capacities. Customer shall pay the Terminalling Service Fee for such service as set forth in a Terminal Service Order. Allocation of storage and throughput capacity for separate Products at the Terminal shall be set forth in a Terminal Service Order, if applicable. TLO shall not make any commitments to third parties that would interfere with the ability of Customer to throughput the Reserved Capacities. Customer commits to deliver and/or pay for the Minimum Throughput Commitments on a Monthly basis during the Term.

(b) Excess Capacity. Customer may throughput volumes in excess of a Minimum Throughput Commitment, up to the then-available capacity of the Terminal, net of any third-party commitments, as determined by TLO at any time, which allocation of any excess capacity shall be in accordance with current practices, or as otherwise may be set forth in a Terminal Service Order. If during any Month during the Term, Customer throughputs aggregate volumes greater than a Minimum Throughput Commitment, then Customer shall pay TLO an amount equal to the fee determined by multiplying the actual volumes throughput by Customer in excess of the applicable Minimum Throughput Commitment by the Terminalling Service Fee (the “Excess Amount”).

(c) Removal of Equipment from Service. If at any time during the Term, any tank, rack or other equipment or facility of TLO that is dedicated to Customer or otherwise being used to provide services hereunder (“Terminalling Equipment”), is removed from service, and if removal of such Terminalling Equipment restricts Customer from being able to throughput a Reserved Capacity or receive associated Ancillary Services, then until such Terminalling Equipment is restored to service, Customer’s applicable Minimum Throughput Commitment shall be reduced by the difference between the applicable Minimum Throughput Commitment and the amount that Customer can effectively throughput at such location without restriction until such Terminalling Equipment is restored to service.

(d) Shortfall Payments. If, during any Month during the Term, Customer throughputs aggregate volumes less than a Minimum Throughput Commitment for such Month, then Customer shall pay TLO an amount (a “Shortfall Payment”) for any shortfall. Shortfall Payments shall be equal to the amount determined by taking the difference between (i) the applicable

Minimum Throughput Commitment multiplied by the Terminal Service Fee and (ii) the applicable actual volumes throughput by Customer multiplied by the Terminal Service Fee. The dollar amount of any Shortfall Payment paid by Customer shall be posted as a credit to Customer’s account and may be applied against any Excess Amounts owed by Customer during any of the succeeding three (3) Months. Credits will be applied in the order in which such credits accrue and any remaining portion of the credit that is not used by Customer during the succeeding three (3) Months shall expire (e.g., a credit that accrues in January will be available in February, March and April, will expire at the end of April, and must be applied prior to applying any credit which accrues in February).

(e) Third Party Throughput Credit. If TLO throughputs volumes from third parties (other than Replacement Customers) at the Terminal during any Month, such volumes shall be applied as a credit to reduce the applicable Minimum Throughput Commitment, up to a maximum amount equal to such Minimum Throughput Commitment. All volumes throughput by Replacement Customers shall be applied as a credit to reduce the applicable Minimum Throughput Commitment.

5.	DEDICATED STORAGE

(a) Storage Services Fee. Customer shall pay a Monthly fee (the “Storage Services Fee”) to reserve, on a firm basis, all of the existing aggregate Shell Capacity of certain tanks (the “Dedicated Tanks”) as specified on a Terminal Service Order. Such fee shall be payable by Customer on a Monthly basis throughout the Term of the Agreement, regardless of the actual volumes of Products stored by TLO on behalf of Customer; provided, however, that the Parties shall from time to time negotiate an appropriate adjustment to such fee if the following conditions are met: (i) Customer requires the full Operating Capacity of the Dedicated Tanks, (ii) the full Operating Capacity of the Tanks is not available to Customer for any reason (other than any reason resulting from or relating to actions or inactions by Customer), and (iii) TLO is unable to otherwise accommodate the actual volumes of Products required to be stored by Customer pursuant to the terms of this Agreement or any Terminal Service Order. Unless otherwise agreed, such adjustment shall be made in proportion to the reduction in Operating Capacity for any time period compared with the Operating Capacity then in effect for the affected Dedicated Tanks pursuant to the mutually agreed Terminal Service Orders. The Parties recognize that the existing Operating Capacity of certain tanks may be less than the Shell Capacity of such Dedicated Tanks, but the Parties acknowledge and agree that the Storage Services Fee shall be set in terms of a dollar-per-Barrel per Month rate based on Shell Capacity in the applicable Terminal Service Order. Such Storage Services Fee shall include all storage, pumping, and transshipment between and among the Dedicated Tanks.

(b) Calculation of Storage Services Fee. The Storage Services Fee shall be calculated using the per Barrel rate set forth on the initial Terminal Service Order executed effective as of the Commencement Date for the then-existing aggregate Shell Capacity of the tanks specified in such initial Terminal Service Order. The Storage Services Fee owed during the Month in which the Commencement Date occurs, if less than a full calendar month, shall be prorated in accordance with the ratio of (i) the number of days in such Month during which this Agreement is effective to (ii) the total number of days in such Month.

6.	PRODUCT DOWNGRADE AND INTERFACE

TLO shall account for the volume of Product downgraded, and Customer’s inventory of Products and/or interface shall be adjusted, provided that, interface volume (“Transmix”) received shall be allocated (a) in the case of dedicated storage, entirely to Customer and (b) in the case of commingled storage, among Customer and other customers receiving Products generating such Transmix in the same shipment or stored in commingled storage in proportion to each customer’s volume of Products in such shipment or storage. Customer shall remove its Transmix upon notice from TLO and shall be subject to applicable Transmix handling fees upon its removal, as provided in a Terminal Service Order. If Transmix is not removed within fifteen (15) Business Days after notification (such time period to be extended to the extent of any delay or hindrance by TLO, its agents or contractors for any reason), TLO shall have the right to sell such Transmix at market rates and return any proceeds to Customer, less applicable Transmix handling fees in effect at the time of such sale. Product downgraded as a result of ordinary Terminal or pipeline operations including line flushing, rack meter provings or other necessary Terminal operations shall not constitute losses for which TLO is liable to Customer.

7.	ADDITIZATION OPTIONS

(a) Additive Injection Service. If available at the Terminal, TLO shall provide equipment for the injection of additives, as provided below. Customer shall designate pursuant to a Terminal Service Order which additive injection service shall be provided.

(b) DCA Additization. All gasoline Product leaving the Terminal shall be additized (“Additized Gasoline”). As an exception, TLO shall accommodate a request from Customer to lift base gasoline from the Terminal. In that case, the bill of lading issued by TLO shall label all such Product as base gasoline (“Base Gasoline”). TLO shall provide a generic Deposit Control Additive (“DCA”) injection service, including all required reporting and record keeping prescribed by Applicable Law. The additive supplied shall be an Environmental Protection Agency (“EPA”) certified DCA. Subject to the other provisions hereof, Customer may request TLO to instead inject a different proprietary DCA into certain gasoline delivered hereunder, instead of the generic DCA provided by TLO, and TLO shall accommodate such requests pursuant to a Terminal Service Order specifying the specific additization required and fees to be charged for its injection, subject to Customer providing a suitable Additized Gasoline system for such proprietary additive. TLO shall ensure that such additive is injected into all appropriate gasoline Product delivered to Customer at a rate no lower than the Lowest Allowable Concentration (“LAC”) at which such additive was certified. The gasoline additization rate shall be determined by Customer, but shall not be less than 1.1 times the LAC specified by the respective additive manufacturer or supplier. Notwithstanding the above, Customer shall be solely responsible for registering with the EPA or any other government agency its use of generic or proprietary additive in its fuels, as required by Applicable Law. Customer shall submit evidence of registration in compliance with 40 C.F.R. Part 80. Customer shall also be responsible for full compliance with any quarterly or other regulatory reporting, and any other requirements under Applicable Law related to use of generic or proprietary additive in Customer’s Product.

(c) Lubricity and Conductivity Additization. TLO shall maintain and operate diesel lubricity and conductivity additive injection facilities (the “Diesel Additive Facilities”) at the Terminal in accordance with customary industry standards during the Term, including all required reporting and record keeping prescribed by Applicable Law. TLO shall arrange for purchase and delivery of any and all required lubricity and conductivity additive for injection through the Diesel Additive Facilities at the Terminal. TLO shall inject into all ULSD delivered to Customer at the Terminal an amount of lubricity and conductivity additive that TLO determines to be sufficient to comply with current ASTM diesel lubricity and conductivity specifications. TLO shall, upon request, provide Customer with documentation of additive specifications and additive injection, which TLO shall keep on file at the Terminal.

(d) Red Dye Additization. TLO shall provide a generic red dye additive (“Red Dye”) injection service for diesel, including all required reporting and record keeping prescribed by Applicable Law. TLO shall be responsible for determining the injection rates, Red Dye inventory levels, meter readings, and calculations of actual treat rates, in compliance with the minimum levels prescribed by the Internal Revenue Service. Customer is responsible for designating which of its accounts shall be authorized to use Red Dye diesel injection services. TLO equipment shall enable designated Carriers and accounts to inject Red Dye upon request prior to loading diesel Product at the Terminal. Customer’s Carrier shall be solely responsible for designating that a load of diesel Product be injected with Red Dye, and TLO shall have no liability with regard to whether a load of Product is additized with Red Dye. TLO shall not be responsible for any loss, damage or liability that arises from Carrier injecting or failing to inject Red Dye into Customer’s Product, unless caused by TLO’s equipment failure or negligence.

(e) Responsibility for Provision of Additive. For any additization services provided pursuant to this Section 7, TLO shall be responsible for providing generic additives, and Customer shall be responsible for providing any special or proprietary additives requested by Customer.

(f) Special Additive Equipment. As set forth in a Terminal Service Order, and subject to the other provisions set forth herein and the availability of suitable space at the Terminal, Customer shall have the option of having TLO install and maintain at the Terminal, at Customer’s sole risk, cost and expense, such special additive equipment as may be desirable for Products to be delivered to Customer’s account hereunder. The engineering and installation of any fixture, equipment or appurtenance placed on the Terminal in respect thereof shall be subject to TLO’s prior approval and supervision. During the Term, TLO shall operate the special additive equipment with any fees therefor to be set forth in a Terminal Service Order. Upon the expiration of the Term, TLO will have the option to purchase the special additive equipment for a price to be set forth in a Terminal Service Order.

8.	BIODIESEL SERVICES

(a) Biodiesel Facilities. If available at the Terminal, TLO shall operate B99/B100 (“Biodiesel”) truck rack, tank and inbound manifold blending facilities (the “Biodiesel Facilities”) as provided in a Terminal Service Order. The Biodiesel Facilities are intended to provide a means to blend Biodiesel with ULSD. Customer shall be required to keep a Tank Heel inventory in the Biodiesel tanks in proportion with the number of active inventory holders in the tanks.

(b) Payment. Customer shall pay TLO for the Biodiesel blending and throughput provided by TLO as set forth in a Terminal Service Order.

(c) Biodiesel Services Provided. TLO shall (i) coordinate with Customer the scheduling of Biodiesel trucks from Customer to the Terminal; (ii) provide necessary services to convey Customer’s Biodiesel from trucks to appropriate Biodiesel storage tanks where it shall be stored until blended with ULSD and delivered to Customer; and (iii) blend and inject Customer’s Biodiesel into Customer’s ULSD in accordance with Customer’s instructions and Applicable Law. The provision of any new equipment necessary for the services in this Section 8(c), and which Party shall own and operate such equipment during and after the Term, shall be set forth on a Terminal Service Order.

9.	ETHANOL BLENDING SERVICES

(a) Services and Equipment. Where ethanol receiving, storage and blending facilities are available at the Terminal, upon Customer’s request, the Parties shall execute a Terminal Service Order pursuant to which TLO shall receive, store and blend ethanol into Customer’s gasoline at the Terminal (“Ethanol Services”). TLO shall provide and operate all equipment required for the Ethanol Services. The equipment shall consist of truck and/or rail unloading racks, tanks, pumps, motors, injectors, computer control, and any other ancillary equipment necessary for the providing of the Ethanol Services.

(b) Ethanol Inventories. Customer shall be solely responsible for supplying inventories of ethanol at its own expense, including the scheduling and transporting of ethanol into the Terminal, subject to notice and scheduling procedures mutually agreeable to the Parties. TLO shall receive Customer’s ethanol into fungible ethanol storage at the Terminal, unless otherwise specified in a Terminal Service Order.

(c) Blending Instructions. Upon a request from Customer for Ethanol Services, a Terminal Service Order shall provide the desired blending ratio of ethanol to gasoline at the Terminal (“Blending Instructions”), including the minimum Octane (R+M/2) rating for each grade of Customer’s gasoline Product, prior to blending. A change to the blending ratios shall require a Terminal Service Order.

(d) Records. TLO shall maintain for a minimum of five (5) years written or electronic records of the type and volume of oxygenate blended into Customer’s gasoline.

(e) Quality Assurance. TLO shall maintain an industry standard quality assurance oversight program of the ethanol blending process. TLO shall provide Customer with an annual report within fifteen (15) Business Days after the end of each calendar year that, at a minimum, summarizes the volume of Customer’s gasoline received by TLO, the volume of oxygenate added to Customer’s gasoline and total volume of blended gasoline.

(f) Monitoring. TLO shall allow Customer or its agents to monitor the oxygenate blending operation by periodic audit, sampling, testing and/or records review to ensure the overall volumes and type of oxygenate blended into gasoline is consistent with the oxygenate claimed by Customer as required by 40 C.F.R. 80.101(d)(4)(ii)(B)(2). The scope and type of such audits will be negotiated in good faith by the Parties in advance and memorialized in writing.

(g) Customer Liability. TLO shall rely on Blending Instructions and data provided by Customer in performing its obligations under this Agreement or any Terminal Service Order. Customer agrees to be solely responsible for all claims arising from TLO’s use of or reliance on these Blending Instructions and data.

(h) Condition. When performing the Ethanol Services as per Customer’s Blending Instructions, TLO shall not certify to Customer or any third-party that blended gasoline does or shall meet ASTM D 4814 or any federal, state, or local regulatory specifications. Customer agrees that it is receiving from TLO the Blended Gasoline in an “AS IS, WHERE IS” condition without warranties of any kind, including any warranties of merchantability or fitness for a particular purpose, or its ability to meet ASTM or regulatory specifications.

10.	REIMBURSEMENT FOR NEWLY IMPOSED TAXES AND REGULATORY FEES; EXCISE TAXES

(a) Prompt Reimbursement. Customer shall promptly pay or reimburse TLO for any newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) by any federal, state or local government or agency that TLO incurs on Customer’s behalf for the services provided by TLO under this Agreement or any Terminal Service Order. If TLO is required to pay any of the foregoing, Customer shall promptly reimburse TLO in accordance with the payment terms set forth in this Agreement. Any such newly imposed taxes or regulatory fees as provided for in this Section 10(a) shall be specified in an applicable Terminal Service Order.

(b) Excise Tax Certification. Upon written request by TLO, Customer shall supply TLO with a completed signed original notification certificate of gasoline and diesel fuel registrant as required by the Internal Revenue Service’s excise tax regulation. Customer further agrees to comply with all Applicable Law with respect to such taxes.

(c) Exemption Certification. If Customer is exempt from the payment of any taxes allocated to Customer under the foregoing provisions, Customer shall furnish TLO with the proper exemption certificates.

11.	EXPENDITURE REQUIRED BY NEW LAWS AND REGULATIONS

(a) Surcharge. If, during the Term, any existing laws or regulations are changed or any new laws or regulations are enacted that require TLO to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to the Terminal, TLO may, subject to the terms of this Section 11, impose a surcharge to increase the applicable service fee (“Surcharge”), to cover Customer’s pro rata share of the cost of complying with these laws or regulations, based upon the percentage of Customer’s use of the services or facilities impacted by such new laws or regulations.

(b) Notification and Mitigation. TLO shall notify Customer of any proposed Surcharge to be imposed pursuant to Section 11(a) sufficient to cover the cost of any required capital projects and any ongoing increased operating costs. TLO and Customer then shall negotiate in good faith for up to thirty (30) days to mutually determine the effect of the change in law or regulation or new law or regulation, the cost thereof, and how such cost shall be amortized at an interest rate of no more than nine percent (9%) as a Surcharge, with the understanding that TLO and Customer shall use their reasonable commercial efforts to mitigate the impact of, and comply with, these laws and regulations. Without limiting the foregoing, if expenditures requiring a Surcharge may be avoided or reduced through changes in operations, then the Parties shall negotiate in good faith to set forth the appropriate changes in a Terminal Service Order to evidence the reduction of the amount of a Surcharge while leaving the Parties in the same relative economic position they held before the laws or regulations were changed or enacted.

(c) Less Than 15% Surcharge. In the event any Surcharge results in less than a fifteen percent (15%) increase in the applicable service fee, Customer will be assessed such Surcharge on all future invoices during the period in which such Surcharge is in effect for the applicable amortization period, and TLO shall not terminate the affected service from this Agreement.

(d) 15% or More Surcharge. In the event any Surcharge results in a fifteen percent (15%) or more increase in the applicable service fee, TLO shall notify Customer of the amount of the Surcharge required to reimburse TLO for its costs, plus carrying costs, together with reasonable supporting detail for the nature and amount of any such Surcharge.

(i) If within thirty (30) days of such notification provided in this Section 11(d), Customer does not agree to pay such Surcharge or to reimburse TLO up front for its costs, TLO may elect to either:

a.	require Customer to pay such Surcharge, up to a fifteen percent (15%) increase in the applicable service fee; or

b.	terminate the service under this Agreement to which the Surcharge applies, upon notice to Customer.

(ii) TLO’s performance obligations under this Agreement shall be suspended or reduced during the above thirty (30) day period to the extent that TLO would be obligated to make such expenditures to continue performance during such period.

(e) Resolution of Surcharge. Following a resolution with respect to the amount and manner of payment of a Surcharge pursuant to this Section 11, the Parties shall execute an appropriate Terminal Service Order memorializing the terms of such resolution.

(f) Payment of Surcharge. In lieu of paying the Surcharge in connection with any required capital project, Customer may, at its option, elect to pay the full cost of the substantial and unanticipated expenditures upon completion of a project.

12.	REIMBURSEMENT FOR TANK CLEANING AND CONVERSION

(a) Reimbursement for Tank Cleaning. If any Dedicated Tanks are removed from service or cleaning of any tanks is performed by TLO at the specific request of Customer, Customer shall bear (or reimburse TLO) for all costs to clean, degas or otherwise prepare the tank(s) including, without limitation, the cost of removal, processing, transportation, disposal, of all waste and the cost of any taxes or charges TLO may be required to pay in regard to such waste. For any tanks that are dedicated to Customer for segregated storage of Customer’s Products as set forth in any Terminal Service Order, Customer agrees to reimburse TLO for the reasonable cost of changes necessary to return the dedicated storage tanks to TLO on termination of their dedication for segregated storage under this Agreement, in the same condition as originally received less normal wear and tear, unless otherwise mutually agreed by the Parties.

(b) Reimbursement for Tank Conversion. If Customer requests that any dedicated tank be changed for storage of a different grade or type of Product, TLO shall agree to a change in such service, if the same can be accomplished in accordance with reasonable commercial standards, accepted industry and engineering guidelines, permit requirements and Applicable Law. If any such modifications, improvements, vapor recovery, cleaning, degassing, or other preparation of the tanks is performed by TLO at the request of Customer, Customer shall bear all direct costs attributable thereto, including, without limitation, the cost of removal, processing, transportation, and disposal of all waste and the cost of any taxes or mutually agreed charges TLO may be required to pay in regard to such waste, which costs shall be set forth on the applicable Terminal Service Order.

13.	TERMINAL SERVICE ORDERS; PAYMENT

(a) Description. TLO and Customer shall enter into one or more terminal service orders for the Terminal substantially in the form attached hereto as Exhibit 1 (each, a “Terminal Service Order”). Upon a request by Customer pursuant to this Agreement or as deemed necessary or appropriate by TLO in connection with the services to be delivered pursuant hereto, TLO shall generate a Terminal Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. No Terminal Service Order shall be effective until fully executed by both TLO and Customer.

(b) Included Items. Items available for inclusion on a Terminal Service Order include, but are not limited to, the following:

(i) allocation of throughput capacity by Product, and the rates by Product for determining the Terminalling Service Fee pursuant to Section 4;

(ii) identification of tanks to be utilized for dedicated storage tanks and the Storage Services Fee pursuant to Section 5;

(iii) Transmix handling fees pursuant to Section 6;

(iv) additization pursuant to Section 7;

(v) special or proprietary additive injection services, including any installation and maintenance of special additive equipment, pursuant to Section 7(f), and the fees related thereto;

(vi) biodiesel services and new equipment pursuant to Section 8(c) and the fees related thereto;

(vii) ethanol blending services pursuant to Section 9 and the fees related thereto;

(viii) reimbursement related to newly imposed taxes pursuant to Section 10;

(ix) Surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 11;

(x) tank cleaning or conversion pursuant to Section 12;

(xi) terms and conditions for the provision of railcar loading, unloading and switching services; and

(xii) any other services as may be agreed.

(c) Invoices. TLO shall invoice Customer on a monthly basis and Customer shall pay all amounts due under this Agreement and any Terminal Service Order no later than ten (10) calendar days after Customer’s receipt of TLO’s invoices. Any past due payments owed by Customer shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

(d) Fee Increases. Any fees of a fixed amount set forth in this Agreement and any Terminal Service Order shall be increased on July 1 of each year of the Term, commencing on July 1, 2015, by a percentage equal to the greater of zero or the positive change, if any, in the CPI-U (All Urban Consumers) for the prior calendar year, as reported by the Bureau of Labor Statistics, and rounded to the nearest one-tenth (1/10) of one percent (1%).

(e) Conflict between Agreement and Terminal Service Order. In case of any conflict between the terms of this Agreement and the terms of any Terminal Service Order, the terms of the applicable Terminal Service Order shall govern.

14.	CUSTODY TRANSFER AND TITLE

(a) Custody of Pipeline Receipts and Deliveries. For Product received into the Terminal by pipeline, custody of the Product shall pass to TLO at the flange where it enters the Terminal’s receiving line. For Product delivered by the Terminal into a pipeline, custody of the Product shall pass to Customer at the flange where it exits the Terminal’s delivery line.

(b) Custody of Truck Receipts and Deliveries. For receipts and deliveries to or from trucks, custody shall pass at the flange where the hoses at TLO’s facility interconnect with the truck.

(c) Custody of Rail Receipts and Deliveries. For Product received by rail, custody shall pass to TLO when the switching locomotive used to transfer Customer’s rail cars to the Terminal is uncoupled from such rail cars at the Terminal.

(d) Custody of Marine Receipts and Deliveries. For receipts and deliveries to or from marine vessels, custody shall pass at the flange where the Terminal interconnects with the hoses connected to the marine vessel.

(e) In-Tank. Deliveries by book transfer shall be reflected in the books of TLO.

(f) Title Transfer. Upon re-delivery of any Product to Customer’s account, Customer shall become solely responsible for any loss, damage or injury to Person or property or the environment, arising out of transportation, possession or use of such Product after transfer of custody and the loss allowance provisions hereof shall apply to Product while in TLO’s custody. Title to all of Customer’s Product received in the Terminal shall remain with Customer at all times. Both Parties acknowledge that this Agreement represents a bailment of Products by Customer to TLO and not a consignment of Products, it being understood that TLO has no authority hereunder to sell or seek purchasers for the Products of Customer, except for Transmix as provided in Section 6 above. Customer hereby warrants that it shall, at all times, have good title to and the right to deliver, throughput, store and receive Products pursuant to the terms of this Agreement and any Terminal Service Order.

15.	PRODUCT QUALITY

(a) Product Specifications of Delivered Products. Customer warrants that all Products delivered under this Agreement and any Terminal Service Order shall meet the latest applicable pipeline specifications or mutually agreed upon specifications for that Product upon receipt at the Terminal and contain no deleterious substances or concentrations of any contaminants that may make it or its components commercially unacceptable in general industry application. Customer shall not deliver to the Terminal any Products which: (i) would in any way be injurious to the Terminal; (ii) would render the Terminal unfit for the proper storage of similar Products; (iii) would contaminate or otherwise downgrade the quality of the Products stored in commingled storage; (iv) may not be lawfully stored at the Terminal; or (v) otherwise do not meet applicable Product specifications for such Product that are customary in the location of the Terminal. If, however, there are Products that do not have such applicable specifications, the specifications shall be mutually agreed upon by the Parties. Should Customer’s commingled Products not comply with the minimum quality standards set forth in this Agreement or any Terminal Service Order, Customer shall be liable for all loss, damage and cost incurred thereby, including damage to Products of third parties commingled with Customer’s unfit Products.

(b) Product Specifications of Commingled Storage. TLO shall have the right to store compatible Products received for Customer’s account with Products belonging to TLO or third parties in TLO’s commingled storage tanks. TLO shall handle Customer’s fungible Products in accordance with TLO’s prevailing practices and procedures for handling such Products. The quality of all Products tendered into commingled storage for Customer’s account shall be verified either by Customer’s refinery analysis or supplier’s certification, such that Products so tendered shall meet TLO’s Product specifications. All costs for such analysis shall be borne solely by Customer. TLO shall have the right to sample any Product tendered to the Terminal hereunder. The cost of such sampling shall be borne solely by TLO. All Products returned to Customer shall comply with Product specifications in effect on the date the Products are delivered to Customer. Notwithstanding any other provision herein, any and all Products that leave the Terminal shall meet all relevant ASTM, EPA, federal and state specifications.

(c) Liability for Commingled Storage. TLO shall exercise reasonable care to ensure that all Products delivered by third parties into commingled storage with Customer’s Products meet applicable Product specifications for such Product that are customary in the location of the Terminal. In the event that Customer’s Products are commingled with third-party Products that do not comply with the minimum quality standards set forth in this Agreement or any Terminal Service Order, TLO shall be liable for all loss, damage and cost incurred thereby.

16.	MEASUREMENT AND VOLUME LOSSES

(a) Methods of Measurement.

(i) All quantities of Products received or delivered by or into trucks or marine vessels shall be measured and determined based upon the meter readings at the Terminal, as reflected by delivery tickets or bills of lading, or if such meters are unavailable, by applicable calibration tables, as set forth on a Terminal Service Order or pursuant to mutual agreement of the Parties.

(ii) All quantities of Products received or delivered by or into railcars shall be measured and determined based upon the meter readings at the Terminal, or if such meters are unavailable, by applicable calibration tables, as set forth on a Terminal Service Order or pursuant to mutual agreement of the Parties.

(iii) All quantities of Products received and delivered by pipeline shall be measured and determined based upon the meter readings of the pipeline operator, as reflected by delivery tickets, or if such meters are unavailable, by applicable calibration tables, as set forth on a Terminal Service Order or pursuant to mutual agreement of the Parties.

(iv) Deliveries by book transfer shall be reflected by entries in the books of TLO.

(v) All quantities shall be adjusted to net gallons at 60° F in accordance with ASTM D-1250 Petroleum Measurement Tables, or latest revisions thereof. Meters and temperature probes shall be calibrated according to applicable API standards. Customer shall have the right, at its sole expense, and in accordance with rack location procedure, to independently certify such calibration. Storage tank gauging shall be performed by TLO’s personnel. TLO’s gauging shall be deemed accurate unless challenged by an independent certified gauger. Customer may perform joint gauging at its sole expense with TLO’s personnel at the time of delivery or receipt of Product, to verify the amount involved. If Customer should request an independent gauger, such gauger must be acceptable to TLO and such gauging shall be at Customer’s sole expense.

(b) Measurement and Volume Loss Control Practices.

(i) TLO shall have no obligation to measure volume gains and losses. In the event third-party Products are terminalled at the Terminal, the Parties shall mutually determine the measurement and volume loss control practices for the Terminal.

(ii) TLO shall be responsible to Customer only for Product losses and/or shortages resulting from the negligent or wrongful acts and omissions of TLO; provided that TLO shall not be responsible to Customer for any Product losses and/or shortages for which Customer is compensated by its cargo/inventory insurance carrier, including through the cargo/inventory insurance coverage required by Section 24. If Customer fails to maintain the cargo/inventory insurance coverage required by Section 24, then TLO shall also not be responsible to Customer for any Product losses and/or shortages to the extent Customer would have been compensated by its insurance carrier had Customer maintained the cargo/inventory insurance coverage required by Section 24.

(iii) Customer shall be responsible for all Product losses and/or shortages it may suffer other than those covered by Section 16(b)(ii).

17.	PRODUCT DELIVERIES, RECEIPTS AND WITHDRAWALS

(a) Product Deliveries. All supervised deliveries, receipts and withdrawals hereunder shall be made at such times as may be required by Customer upon prior notice and approval by TLO, all in accordance with the agreed-upon scheduling. Unsupervised deliveries, receipts and withdrawals shall be made only with TLO’s prior approval and in strict accordance with TLO’s current operating procedures for the Terminal. Customer warrants that all vehicles permitted to enter the Terminal on behalf of Customer shall meet all requirements and standards promulgated by applicable regulatory authority including the Department of Transportation, the Occupational Safety and Health Administration, and the EPA. Customer further warrants that it shall only send to the Terminal those employees, agents and other representatives acting on behalf of and at Customer’s direction who have been properly instructed as to the characteristics and safe hauling methods associated with the Products to be loaded and hauled. Customer further agrees to be responsible to TLO for the performance under this Agreement by its agents and/or representatives receiving or delivering Products at the Terminal.

(b) Loading Devices. Customer shall withdraw from the Terminal only those Products that it is authorized to withdraw hereunder. Customer shall neither duplicate nor permit the duplication of any loading device (i.e., card lock access), provided hereunder. Customer shall be fully and solely responsible for all Products loaded through the use of the loading devices issued to Customer in accordance with this Agreement; provided however, that Customer shall not have any responsibility or liability hereunder in the event that the load authorization system provided hereunder fails or malfunctions in any way unless a credit department override is provided, which authorizes Customer to load the Products.

(c) Legal Compliance. Both Parties shall abide by all federal, state and local statutes, laws and ordinances and all rules and regulations which are promulgated by TLO and which are either furnished to Customer or posted at the Terminal, with respect to the use of the Terminal as herein provided. It is understood and agreed by Customer that these rules and regulations may be changed, amended or modified by TLO at any time. All changes, amendments and modifications shall become binding upon Customer ten (10) days following the posting of a copy at the Terminal or the receipt by Customer of a copy, whichever occurs sooner.

(d) Customer Representatives. For all purposes hereunder, Customer’s jobbers, distributors, Carriers, haulers and other customers designated in writing or otherwise by Customer to have loading privileges under this Agreement or having possession of any loading device furnished to Customer pursuant to this Agreement, together with their respective officers, servants and employees, shall, when they access the Terminal, be deemed to be representatives of Customer.

18.	DELIVERIES INTO TRANSPORT TRUCKS

Prior to transporting any Products loaded into transport trucks at the Terminal, TLO shall make or cause to be made, the following certifications on the delivery receipt or bill of lading covering the Products received:

“If required by 49 C.F.R. 172.204, this is to certify that the above-named materials are properly classified, described, packaged, marked and labeled, and are in proper condition for transportation according to the applicable regulations of the Department of Transportation. Carrier hereby certifies that the cargo tank used for this shipment is a proper container for the commodity loaded therein and complies with Department of Transportation specifications and certifies that cargo tank is properly placarded and marked to comply with regulations pertaining to hazardous materials.”

TLO shall require each Carrier coming into the Terminal to expressly agree in writing to be bound by the provisions of a carrier access agreement with respect to withdrawals and loading of Products hereunder, to conduct its operations at the Terminal in a safe manner, in accordance with all Applicable Law.

19.	ACCOUNTING PROVISIONS AND DOCUMENTATION

(a) Required Reports. TLO shall furnish Customer with the following reports covering services hereunder involving Customer’s Products:

(i) within ten (10) Business Days following the end of the Month, a statement showing, by Product: (A) Customer’s monthly aggregate deliveries into the Terminal; (B) Customer’s monthly receipts from the Terminal; (C) calculation of all Customer’s monthly storage and handling fees; (D) Customer’s opening inventory for the preceding

Month; (E) appropriate volume loss adjustments (as applicable in accordance with Section 16); (F) Customer’s closing inventory for the preceding Month; and (G) the actual volumes of TLO third party throughput handled at the Terminal during a Month up to the applicable Minimum Throughput Commitment, pursuant to Section 4(e);

(ii) a copy of any meter calibration report, to be available for inspection upon reasonable request by Customer at the Terminal following any calibration;

(iii) upon delivery from the Terminal, a hard copy bill of lading to the Carrier for each delivery; upon reasonable request only, a hard copy bill of lading shall be provided to Customer’s accounting group; upon each delivery from the Terminal, bill of lading information shall be sent electronically through a mutually agreeable system; and

(iv) transfer documents for each in-tank transfer.

(b) Required Maintenance of Truck Loading Capabilities. TLO shall be required to maintain the capabilities to support truck load authorization technologies at the Terminal.

20.	AUDIT AND CLAIMS PERIOD

Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to three (3) years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived.

21.	LIEN WAIVERS

TLO hereby waives, relinquishes and releases any and all liens, including without limitation, any and all warehouseman’s liens, custodian’s liens, rights of retention and/or similar rights under all applicable laws, which TLO would or might otherwise have under or with respect to the Products throughput, stored or handled hereunder. TLO further agrees to furnish documents reasonably acceptable to Customer and its lender(s) (if applicable), and to cooperate with Customer in assuring and demonstrating that Products titled in Customer’s name shall not be subject to any lien on the Terminal or TLO’s Products throughput or stored there.

22.	LIMITATION ON LIABILITY

(a) No Special Damages. Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, incidental, or punitive damages, or for loss of profits or revenues (collectively referred to as “special damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, REGARDLESS OF WHETHER ANY SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, NEGLIGENCE, OR STRICT LIABILITY OF THE PARTY WHOSE LIABILITY IS BEING WAIVED HEREBY; provided that the foregoing limitation is not intended and shall not affect special damages actually awarded to a third party or assessed by a governmental authority and for which a Party is properly entitled to indemnification from the other Party pursuant to the express provisions of this Agreement.

(b) Claims and Liability for Lost Product. TLO shall not be liable to Customer for lost or damaged Product unless Customer notifies TLO in writing within ninety (90) days of the report of any incident or the date Customer learns of any such loss or damage to the Product. TLO’s maximum liability to Customer for any lost or damaged Product shall be limited to (i) the lesser of (1) the replacement value of the Product at the time of the incident based upon the price as posted by Platts or similar publication for similar Product in the same locality, and if no other similar Product is in the locality, then in the state, or (2) the actual cost paid for the Product by Customer (copies of Customer’s invoices of cost paid must be provided), less (ii) the salvage value, if any, of the damaged Product.

(c) No Guarantees or Warranties. Except as expressly provided in the Agreement, neither Customer nor TLO makes any guarantees or warranties of any kind, expressed or implied. TLO specifically disclaims all implied warranties of any kind or nature, including any implied warranty of merchantability and/or any implied warranty of fitness for a particular purpose.

23.	INDEMNITIES

(a) TLO Indemnities. Notwithstanding anything else contained in this Agreement or any Terminal Service Order, TLO shall release, defend, protect, indemnify, and hold harmless Customer, its carriers, and each of its and their respective affiliates, officers, directors, employees, agents, contractors, successors, and assigns (excluding any member of the Partnership Group) (collectively the “Customer Group”), from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of Customer, TLO or the General Partner, and, as applicable, their carriers, customers, representatives, and agents, (ii) loss of or damage to any property, products, material, and/or equipment belonging to Customer, TLO and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses of Products provided for herein), (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses of Products provided for herein), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of TLO or the General Partner in connection with the ownership or operation of the Terminal and the services provided hereunder, and, as applicable, their carriers, customers (other than Customer), representatives, and agents, or those of their respective employees with respect to such matters, and (iv) any losses incurred by Customer due to violations of this Agreement or any Terminal Service Order by TLO, or, as applicable, its customers (other than Customer), representatives, and agents; PROVIDED THAT TLO SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS CUSTOMER OR ANY MEMBER OF THE CUSTOMER GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY

RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF CUSTOMER OR ANY MEMBER OF THE CUSTOMER GROUP.

(b) Customer Indemnities. Notwithstanding anything else contained in this Agreement or any Terminal Service Order, Customer shall release, defend, protect, indemnify, and hold harmless TLO, General Partner, the Partnership, their subsidiaries and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (collectively the “Partnership Group”) from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of TLO, the General Partner, Customer, and, as applicable, their carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to TLO, Customer, and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses of Products provided for herein); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses of Products provided for herein), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of Customer, in connection with Customer’s use of the Terminal and the services provided hereunder and Customer’s Products stored hereunder, and, as applicable, its Carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by TLO due to violations of this Agreement or any Terminal Service Order by Customer, or, as applicable, its carriers, customers, representatives, and agents; PROVIDED THAT CUSTOMER SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS TLO OR ANY MEMBER OF THE PARTNERSHIP GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF TLO OR ANY MEMBER OF THE PARTNERSHIP GROUP.

(c) Written Claim. Neither Party shall be obligated to indemnify the other Party or be liable to the other Party unless a written claim for indemnity is delivered to the other Party within ninety (90) days after the date that a claim is reported or discovered, whichever is earlier.

(d) No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Section 23 are independent of any insurance requirements as set out in Section 24, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

(e) Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any claims that could be made with respect to the activities contemplated by this Agreement.

(f) Mutual and Express Acknowledgement. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

(g) Third Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

24.	INSURANCE

(a) Minimum Limits. At all times during the Term and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, Customer and/or its Carrier (if applicable) shall maintain at their expense the below listed insurance in the amounts specified below, or self-insurance in such amounts as may be agreed pursuant to a Terminal Service Order. Customer shall require that Carrier cause all of its contractors providing authorized drivers or authorized vehicles, to carry such insurance, and Customer shall be liable to TLO for their failure to do so. Such insurance shall provide coverage to TLO and such policies, other than Worker’s Compensation Insurance, shall include TLO as an Additional Insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by TLO (which shall be excess) and each policy shall provide the full coverage required by this Agreement. All such insurance shall be written with carriers and underwriters acceptable to TLO, and eligible to do business in the state where the Terminal is located and having and maintaining an A.M. Best financial strength rating of no less than “A-” and financial size rating no less than “VII”; provided that Customer and/or the Carrier may procure worker’s compensation insurance from the state fund of the state where the Terminal is located. All limits listed below are required MINIMUM LIMITS:

(i) Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the state where the Terminal is located, in limits not less than statutory requirements;

(ii) Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;

(iii) Commercial General Liability Insurance, including contractual liability insurance covering Carrier’s indemnity obligations under this Agreement, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by TLO or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement by Customer;

(iv) Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by Customer or by Applicable Law from time to time. Coverage must assure compliance with Sections 29 and 30 of the Motor Carrier Act of 1980 and all applicable rules and regulations of the Federal Highway Administration’s Bureau of Motor Carrier Safety and Interstate Commerce Commissioner (Form MCS 90 Endorsement). Limits of liability for this insurance must be in accordance with the financial responsibility requirement of the Motor Carrier Act, but not less than $1,000,000 per occurrence;

(v) Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;

(vi) Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; cleanup costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and

(vii) Cargo/Inventory Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party insurance to adequately cover all Products owned by Customer located at the Terminal.

(b) Waiver of Subrogation. All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against TLO, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.

(c) Copies of Insurance Certificates or Policies. Upon execution of this Agreement and prior to the operation of any equipment by Customer, Carrier or its authorized drivers at the Terminal, Customer and/or Carrier will furnish to TLO, and at least annually thereafter (or at any other times upon request by TLO) during the Term (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein, including on behalf of Carrier’s contractors providing authorized vehicles or authorized drivers. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of TLO and shall provide that there will be no material change in or cancellation of the policies unless TLO is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to TLO prior to policy expiration.

(d) Responsibility for Deductibles. Customer and/or Carrier shall be solely responsible for any deductibles or self-insured retention.

25.	GOVERNMENT REGULATIONS

(a) Party Certification. Each Party certifies that none of the Products covered by this Agreement or any Terminal Service Order were derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any governmental agency having jurisdiction in the premises.

(b) Licenses and Permits. If applicable, TLO shall maintain all necessary licenses and permits for the storage of Products at the Terminal.

(c) Compliance with Applicable Law. The Parties are entering into this Agreement and any Terminal Service Order in reliance upon and shall comply in all material respects with all Applicable Law which directly or indirectly affects the Products throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of Products hereunder or the ownership, operation or condition of the Terminal. Each Party shall be responsible for compliance with all Applicable Law associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement and any Terminal Service Order shall at any time be in conflict with any requirement of Applicable Law, then this Agreement and any Terminal Service Order shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement and any Terminal Service Order shall remain effective.

(d) Material Change in Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement or any Terminal Service Order and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or a Terminal Service Order with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement or to an applicable Terminal Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

26.	SUSPENSION OF REFINERY OPERATIONS

(a) No Termination. This Agreement shall continue in full force and effect regardless of whether Customer decides to permanently or indefinitely suspend refining operations at the Refinery for any period.

(b) Continued Liability for Shortfall Payments. If refining operations at the Refinery are suspended for any reason (including Refinery turnarounds and other scheduled maintenance), then Customer shall remain liable for Shortfall Payments under this Agreement for the duration of the suspension.

27.	FORCE MAJEURE

(a) Definitions and Notice. As soon as possible upon the occurrence of a Force Majeure, TLO shall provide Customer with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). TLO shall identify in such Force Majeure Notice the approximate length of time that TLO reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). For the duration of the Force Majeure Period, Customer shall be permitted to reduce the applicable Minimum Throughput Commitment as provided in Section 28(b). If TLO advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, subject to Section 28 below, at any time after TLO delivers such Force Majeure Notice, either Party may terminate this Agreement with respect to the terminalling service to which the Force Majeure applies, but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) Months prior to the expiration of the Force Majeure Period; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve (12)-Month period. For the avoidance of doubt, neither Party may exercise its right under this Section 27(a) to terminate this Agreement as a result of a Force Majeure if the Terminal has been restored to working order since the applicable Force Majeure, including pursuant to a Restoration.

(b) Revocation of Customer Termination Notice. Notwithstanding the foregoing, if Customer delivers a Termination Notice to TLO (the “Customer Termination Notice”) and, within thirty (30) days after receiving such Customer Termination Notice, TLO notifies Customer that TLO reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time and Customer mutually agrees (which agreement shall not be unreasonably withheld), then the Customer Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such Customer Termination Notice had never been given.

28.	CAPABILITIES OF FACILITIES

(a) Service Interruption. Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with customary terminal industry standards, TLO shall use reasonable commercial efforts to minimize the interruption of service at the Terminal and any portion thereof. TLO shall promptly inform Customer operational personnel of any anticipated partial or complete interruption of service at the Terminal, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions TLO is taking to resume full operations, provided that TLO shall not have any liability for any failure to notify, or delay in notifying, Customer of any such matters except to the extent Customer has been materially prejudiced or damaged by such failure or delay.

(b) Restoration of Capacity. Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with customary terminal industry standards, TLO shall maintain the Terminal in a condition and with a capacity sufficient to throughput a volume of Customer’s Products at least equal to the applicable Reserved Capacity. TLO’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or any interruption of service that prevents TLO from terminalling the applicable Reserved Capacity. To the extent TLO is prevented from terminalling volumes equal to the applicable Reserved Capacity for reasons of Force Majeure or other interruption of service, then Customer’s obligation to throughput the applicable Minimum Throughput Commitment and pay any Shortfall Payment shall be reduced proportionately. At such time as TLO is capable of terminalling volumes equal to the applicable Reserved Capacity, Customer’s obligation to throughput the full, applicable Minimum Throughput Commitment shall be restored. If for any reason, including, without limitation, a Force Majeure event, the throughput capacity of the Terminal should fall below the applicable Reserved Capacity, then within a reasonable period of time after the commencement of such reduction, TLO shall make repairs to the Terminal to restore the capacity of the Terminal to that required for throughput of the applicable Reserved Capacity (“Restoration”). Except as provided below in Section 28(c), all of such Restoration shall be at TLO’s cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of Customer, its employees, agents or customers or the failure of Customer’s Products to meet the specifications as provided for in Section 15(a).

(c) Capacity Resolution. In the event of the failure of TLO to maintain the Terminal in a condition and with a capacity sufficient to throughput a volume of Customer’s Products equal to a Reserved Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity on the Terminal which will, among other things, specify steps to be taken by TLO to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary terminal industry standards and shall take into consideration TLO’s economic considerations relating to costs of the repairs and Customer’s requirements concerning its refining and marketing operations. TLO shall use commercially reasonable efforts to continue to provide storage and throughput of Customer’s Products at the Terminal, to the extent the Terminal has capability of doing so, during the period before Restoration is completed. In the event that Customer’s economic considerations justify incurring additional costs to restore the Terminal in a more expedited manner than the time schedule determined in accordance with the preceding sentence, Customer may require TLO to expedite the Restoration to the extent reasonably possible, subject to Customer’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Restoration plan in which Customer agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement in connection with a Force Majeure, so long as such Restoration is completed with due diligence, and Customer shall pay its portion of the Restoration costs to TLO in advance based on an estimate based on reasonable engineering standards promulgated by the Association for Facilities Engineering. Upon completion, Customer shall pay the difference between the actual portion of Restoration costs to be paid by Customer pursuant to this Section 28(c) and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of TLO’s invoice therefor, or, if appropriate, TLO shall pay Customer the excess of the estimate paid by Customer over TLO’s actual costs as previously described within thirty (30) days after completion of the Restoration.

(d) Restoration. If at any time after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, TLO either (i) refuses or fails to meet with Customer within the period set forth in Section 28(c), (ii) fails to agree to perform a Capacity Resolution in accordance with the standards set forth in Section 28(c), or (iii) fails to perform its obligations in compliance with the terms of a Capacity Resolution, Customer may, as its sole remedy for any breach by TLO of any of its obligations under Section 28(c), require TLO to complete a Restoration of the Terminal, subject to and to the extent permitted under the terms, conditions and/or restrictions of applicable leases, permits and/or Applicable Law. Any such Restoration required under this Section 28(d) shall be completed by TLO at Customer’s cost. TLO shall use commercially reasonable efforts to continue to provide storage and throughput of Customer’s Products at the Terminal, during the period while such Restoration is being completed. Any work performed by TLO pursuant to this Section 28(d) shall be performed and completed in a good and workmanlike manner consistent with applicable industry standards and in accordance with all Applicable Law. Additionally, during such period after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, Customer may exercise any remedies available to it under this Agreement (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by TLO of the applicable provisions of this Agreement, including, without limitation, the obligation to make Restorations as described herein.

(e) Throughput Right of First Refusal. Unless otherwise specified in a Terminal Service Order, all throughput of Customer’s volumes, along with storage related to such throughput, shall be on a fungible commingled basis, and TLO may commingle such Products with Products of third parties of like grade and kind. TLO shall have the right to enter into arrangements with third parties to throughput Products at the Terminal and provide storage related to such throughput; provided however, that (i) TLO shall not enter into any third party arrangements that would restrict or limit the ability of Customer to throughput the Reserved Capacities at the Terminal each Month without Customer’s consent, and (ii) TLO shall give Customer ninety (90) days prior written notice of any proposed throughput agreement with a third party, and if Customer makes an offer on terms no less favorable to TLO than the third-party offer, TLO shall be obligated to enter into a terminalling agreement with Customer on the terms set forth in its proposed offer (“Throughput Right of First Refusal”). If Customer does not exercise its Throughput Right of First Refusal in the manner set forth above, TLO may, for the next ninety (90) days, proceed with the negotiation of the third-party terminalling agreement. If no third-party terminalling agreement is consummated during such ninety-day period, the terms and conditions of this Section 28(e) shall again become effective.

(f) Storage Tank Heels. All Tank Heels shall be allocated among storage users on a pro rata basis. Tank Heels cannot be withdrawn from any tank without prior approval of TLO. For storage tanks and capacities identified on a Terminal Service Order as dedicated to and used exclusively for the storage and throughput of Customer’s Product, Customer shall be responsible for providing all Tank Heels required for operation of such tanks.

29.	TERMINATION

(a) Default. A Party shall be in default under this Agreement if:

(i) the Party breaches any provision of this Agreement or a Terminal Service Order, which breach has a material adverse effect on the other Party (with such material adverse effect being determined based on this Agreement and all Terminal Service Orders considered as a whole), and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice); or

(ii) the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

(b) Rights upon Default. If either of the Parties is in default as described above, then (A) if Customer is in default, TLO may or (B) if TLO is in default, Customer may: (1) terminate this Agreement upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Party under this Agreement; and/or (3) pursue any other remedy at law or in equity.

(c) Obligation to Cure Breach. If a Party breaches any provision of this Agreement or a Terminal Service Order, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.

(d) Product Removal. Customer shall, upon expiration or termination of this Agreement, promptly remove all of its Products including any downgraded and interface Product and Transmix from the Terminal, and TLO shall remove the remaining Tank Heels and tank bottoms and deliver them to Customer or Customer’s designee, within thirty (30) days of such termination or expiration. In the event all of the Product is not removed within such thirty (30) day period, Customer shall be assessed a storage fee to all Products held in storage more than thirty (30) days beyond the termination or expiration of this Agreement until such time Customer’s entire Product is removed from the Terminal; provided however, that Customer shall not be assessed any storage fees associated with the removal of Product if Customer’s ability to remove such Product is delayed or hindered by TLO, its agents or contractors for any reason.

(e) Equipment Removal. Customer shall, upon expiration or termination of this Agreement, promptly remove any and all of its owned equipment (except those purchased by TLO pursuant to Section 7(f) above), and restore the Terminal to their condition prior to the installation of such equipment.

30.	RIGHT TO ENTER INTO A NEW TERMINALLING AGREEMENT

(a) New Terminalling Services Agreement. Upon termination of this Agreement or a Terminal Service Order for reasons other than (x) a default by Customer and (y) any other termination of this Agreement or a Terminal Service Order initiated by TLO pursuant to Section 29, Customer shall have the right to require TLO to enter into a new terminalling services agreement with Customer that (i) is consistent with the terms set forth in this Agreement, (ii) relates to the Terminal, and (iii) has commercial terms that are, in the aggregate, equal to or more favorable to TLO than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however; that the term of any such new terminalling services agreement shall not extend beyond July 1, 2034.

(b) Terminalling Right of First Refusal. In the event that TLO proposes to enter into a terminalling services agreement with a third party within two (2) years after the termination of this Agreement for reasons other than (x) by default by Customer and (y) any other termination of this Agreement initiated by TLO pursuant to Section 29, TLO shall give Customer ninety (90) days’ prior written notice of any proposed new terminalling services agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon Customer’s receipt of such written notice) (the “Terminalling First Offer Period”) in which Customer may make a good faith offer to enter into a new terminalling agreement with TLO (the “Terminalling Right of First Refusal”). If Customer makes an offer on terms no less favorable to TLO than the third-party offer with respect to such terminalling services agreement during the Terminalling First Offer Period, then TLO shall be obligated to enter into a terminalling services agreement with Customer on the terms set forth in Customer’s offer to TLO. If Customer does not exercise its Terminalling Right of First Refusal in the manner set forth above, TLO may, for the next ninety (90) days, proceed with the negotiation of the third-party terminalling services agreement. If no third party agreement is consummated during such ninety-day period, the terms and conditions of this Section 30(b) shall again become effective.

31.	STORAGE RIGHT OF FIRST REFUSAL

In the event that TLO proposes to enter into a storage agreement with a third party upon opening up any new storage opportunity at the Terminal during the Term, TLO shall give Customer ninety (90) days’ prior written notice of any proposed new storage agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon Customer’s receipt of such written notice) (the “Storage First Offer Period”) in which Customer may make a good faith offer to enter into a new storage agreement with TLO (the “Storage Right of First Refusal”). If Customer makes an offer on terms no less favorable to TLO than the third-party offer with respect to such storage agreement during the Storage First Offer Period, then TLO shall be obligated to enter into a storage agreement with Customer on the terms set forth in its proposed offer. If Customer does not exercise its Storage Right of First Refusal in the manner set forth above, TLO may, for the next ninety (90) days, proceed with the negotiation of the third-party storage agreement. If no third party agreement is consummated during such ninety-day period, the terms and conditions of this Section 31 shall again become effective.

32.	SUBCONTRACT

Should Customer desire to subcontract to a third party (“Replacement Customer”) any dedicated or commingled storage subject to a Terminal Service Order, Customer must notify TLO in writing prior to the proposed start of the subcontract. TLO has the right to approve any Replacement Customer, which approval shall not be unreasonably withheld, conditioned or delayed. Unless otherwise agreed in writing between Customer and TLO, and between Replacement Customer and TLO, Customer will continue to be liable for all terms and conditions of this Agreement related to any subcontracted storage tank, including but not limited to, remittance of any fees set forth in a Terminal Service Order applicable to the subcontracted storage tank. Customer shall be responsible for collection of any fees due to Customer from the Replacement Customer. Customer and TLO may mutually agree that operational notices concerning scheduling and similar matters can be directly provided between TLO and any Replacement Customer.

33.	ASSIGNMENT; PARTNERSHIP CHANGE OF CONTROL

(a) Assignment to TLO. On the Commencement Date, the General Partner shall assign all of its rights and obligations under this Agreement to the Partnership. The Partnership shall immediately assign its rights and obligations hereunder to TLO. Upon such assignment to TLO, TLO shall have all of the respective rights and obligations set forth herein during the Term.

(b) Customer Assignment to Third Party. Customer shall not assign all of its obligations hereunder or under a Terminal Service Order without TLO’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however; that Customer may assign this Agreement, without TLO’s consent, in connection with a sale by Customer of the Refinery so long as the transferee: (i) agrees to assume all of Customer’s obligations under this Agreement; and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Customer in its reasonable judgment.

(c) TLO Assignment to Third Party. TLO shall not assign its rights or obligations under this Agreement without Customer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) TLO may assign this Agreement without Customer’s consent in connection with a sale by TLO of the Terminal so long as the transferee: (A) agrees to assume all of TLO’s obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TLO in its reasonable judgment; and (C) is not a competitor of Customer; and (ii) TLO shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for TLO.

(d) Notification of Assignment. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement and any Terminal Service Orders shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(e) Partnership Change of Control. Customer’s obligations hereunder shall not terminate in connection with a Partnership Change of Control, provided however, that in the case of a Partnership Change of Control, Customer shall have the option to extend the Term as provided in Section 2. TLO shall provide Customer with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

34.	NOTICE

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to Customer, to:

Tesoro Refining & Marketing Company LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles A. Cavallo III, Managing Attorney - Commercial

phone: (210) 626-4045

email: Charles.A.Cavallo@tsocorp.com

all other notices and communications:

Attention: Dennis C. Bak

phone: 310-847-3846

email: Dennis.C.Bak@tsocorp.com

If to TLO, to:

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel

phone: (210) 626-4280

email: Charles.S.Parrish@tsocorp.com

For all other notices and communications:

Attention: Rick D. Weyen, Vice President, Logistics

phone: (210) 626-4379

email: Rick.D.Weyen@tsocorp.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

35.	CONFIDENTIAL INFORMATION

(a) Confidential Information and Exceptions Thereto. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 35. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(i) is available, or becomes available, to the general public without fault of the receiving Party;

(ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of TLO that was in the possession of Customer or any of its affiliates as a result of their ownership or operation of the Terminal prior to the Commencement Date);

(iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 35, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

(b) Required Disclosure. Notwithstanding Section 35(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c) Return of Confidential Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 35, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e) Survival. The obligation of confidentiality under this Section 35 shall survive the termination of this Agreement for a period of two (2) years.

36.	MISCELLANEOUS

(a) Amendment or Modification. This Agreement and any Terminal Service Orders may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement or a Terminal Service Order may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, a Terminal Service Order or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement or a Terminal Service Order will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(b) Integration. This Agreement, together with the Schedules and Terminal Service Orders and the other agreements executed on the date hereof in connection with the transactions contemplated by the Contribution Agreement, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. In the event of a conflict of provisions of this Agreement and the Third Amended and Restated Omnibus Agreement, the provisions of the Third Amended and Restated Omnibus Agreement shall prevail with respect to issues related to the contribution of the assets described therein, but not with respect to the ordinary operations of such assets as set forth in this Agreement.

(c) Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(i) Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement against one of the Parties as the drafting Party.

(ii) Plural and singular words each include the other.

(iii) Masculine, feminine and neutral genders each include the others.

(iv) The word “or” is not exclusive and includes “and/or.”

(v) The words “includes” and “including” are not limiting.

(vi) References to the Parties include their respective successors and permitted assignees.

(vii) The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(d) Applicable Law; Forum, Venue and Jurisdiction. This Agreement and any Terminal Service Orders shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or any Terminal Service Order brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(e) Counterparts. This Agreement and any Terminal Service Orders hereunder may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(f) Severability. Whenever possible, each provision of this Agreement and any Terminal Service Order will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement, a Terminal Service Order or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(g) No Third Party Rights. Except as specifically provided in Section 23 herein, it is expressly understood that the provisions of this Agreement or any Terminal Service Order do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(h) Jury Waiver. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

TESORO LOGISTICS OPERATIONS LLC		TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ Phillip M. Anderson	By:	/s/ G. Scott Spendlove
	Phillip M. Anderson		G. Scott Spendlove
	President		Senior Vice President and Chief Financial Officer

Solely with respect to Section 33(a): TESORO LOGISTICS GP, LLC		Solely with respect to Section 33(a): TESORO LOGISTICS LP

By:	/s/ Phillip M. Anderson	By:	Tesoro Logistics GP, LLC, its
	Phillip M. Anderson		general partner
President

		By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Signature Page to Terminalling Services Agreement - Martinez

EXHIBIT 1

FORM OF TERMINAL SERVICE ORDER

(MARTINEZ [ ]-         , 20    )

This Terminal Service Order is entered as of         , 20    , by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, and Tesoro Logistics Operations LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Terminalling Services Agreement - Martinez, dated as of July 1, 2014, by and among such parties and Tesoro Logistics GP, LLC, a Delaware limited liability company, and Tesoro Logistics LP, a Delaware limited partnership (as amended, supplemented, or otherwise modified from time to time, the “Agreement”).

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Pursuant to Section 13 of the Agreement, the parties hereto agree to the following provisions:

[Insert applicable provisions:

(i) allocation of throughput capacity by Product, and the rates by Product for determining the Terminalling Service Fee pursuant to Section 4;

(ii) identification of tanks to be utilized for dedicated storage tanks and the Storage Services Fee pursuant to Section 5;

(iii) Transmix handling fees pursuant to Section 6;

(iv) additization pursuant to Section 7;

(v) special or proprietary additive injection services, including any installation and maintenance of special additive equipment, pursuant to Section 7(f), and the fees related thereto;

(vi) biodiesel services and new equipment pursuant to Section 8(c) and the fees related thereto;

(vii) ethanol blending services pursuant to Section 9 and the fees related thereto;

(viii) reimbursement related to newly imposed taxes pursuant to Section 10;

(ix) Surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 11;

(x) tank cleaning or conversion pursuant to Section 12;

(xi) terms and conditions for the provision of railcar loading, unloading and switching services; and

Exhibit 1 –

Terminalling Services Agreement - Martinez

(xii) any other services as may be agreed.]

Except as set forth in this Terminal Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Terminal Service Order.

[Signature Page Follows]

Exhibit 1 –

Terminalling Services Agreement - Martinez

IN WITNESS WHEREOF, the parties hereto have duly executed this Terminal Service Order as of the date first written above.

TESORO LOGISTICS OPERATIONS LLC	TESORO REFINING & MARKETING COMPANY LLC

By:	By:
Name:	Name:
Title:	Title:

Exhibit 1 –

Terminalling Services Agreement - Martinez

EXHIBIT 2

MINIMUM COMMITMENTS AND RESERVED CAPACITIES

Product	Minimum Commitment	Reserved Capacity
Light Ends via truck rack	112,542 Barrels per Month	132,313 Barrels per Month

Light Ends via rail	184,630 Barrels per Month	217,175 Barrels per Month

Clean Products via truck rack	453,209 Barrels per Month	533,205 Barrels per Month

Exhibit 2 –

Terminalling Services Agreement - Martinez